UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               ONE UP CORPORATION
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                                (Name of Issuer)

                      COMMON STOCK, NO PAR VALUE PER SHARE
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                         (Title of Class of Securities)

                                   681965 10 9
                              ---------------------
                                 (CUSIP Number)

                             C.L.R. Associates, Inc.
                              5732 Wind Drift Lane
                            Boca Raton, Florida 33433
                                 (561) 750-2159
                       ------------------------------------
                       (Name, Address and Telephone Number
                        of Persons Authorized to Receive
                           Notices and Communications)

                                  FEBRUARY 1998
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d- 1(b)(3) or (4), check the following box: |_|

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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


                                  SCHEDULE 13D

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CUSIP NO. 681965 10 9                                         PAGE 2 OF 3 PAGES
--------------------------                               -----------------------

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    1        NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

             C.L.R. Associates, Inc.
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    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|
                                                                     (b)|_|

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    3        SEC USE ONLY

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    4        SOURCE OF FUNDS*

             WC
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    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2                                         |_|

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    6        CITIZENSHIP OR PLACE OF ORGANIZATION

             FL
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                                     7        SOLE VOTING POWER

          NUMBER OF                             0
            SHARES             -------------------------------------------------
         BENEFICIALLY                8        SHARED VOTING POWER
           OWNED BY
             EACH                               0
          REPORTING            -------------------------------------------------
            PERSON                  9        SOLE DISPOSITIVE POWER
             WITH
                                                0
                               -------------------------------------------------
                                   10        SHARED DISPOSITIVE POWER

                                                0
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    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                0

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    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                     |_|

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    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 0%
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    14       TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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


         In February 1998, the Reporting Person sold all of the shares of common stock of One Up Corporation owned by it in a private transaction. Thus, the Reporting Person does not have any voting or dispositive power.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        C.L.R. ASSOCIATES, INC., a Florida
                                        corporation

Dated:  March 6, 1998                   By: /s/ Burt J. Rhodes
                                           -------------------------------------
                                           Burt J. Rhodes, President


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